                                 UNITED STATED
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                13d-1(b)(c) AND (d) and AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. 1)(1)



                             Cade Industries, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                  127382-10-9
--------------------------------------------------------------------------------
                                (CUSIP Number)




                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              [ ] Rule 13d-1(b)
              [x] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 16 Pages)


--------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                           --------------------------
  CUSIP No. 127382-10-9           SCHEDULE 13G        Page  2  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADVENT INTERNATIONAL CORPORATION
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    865,060
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               865,060
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        865,060
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.0%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO, IA
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 16 Pages

--------------------------                           --------------------------
  CUSIP No. 127382-10-9          SCHEDULE 13G         Page  3  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADVENT INTERNATIONAL LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    437,968
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               437,968
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        437,968
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.0%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 Pages

-------------------------                           ---------------------------
  CUSIP No. 127382-10-9          SCHEDULE 13G        Page  4  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADVENTACT LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    121,433
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               121,433
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        121,433
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.6%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 Pages

-------------------------                            --------------------------
  CUSIP No. 127382-10-9         SCHEDULE 13G          Page  5  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADHILL LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    97,842
   SHARES             ---------------------------------------------------------
BENEFICIALLY          6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
 REPORTING            ---------------------------------------------------------
  PERSON              7.       SOLE DISPOSITIVE POWER
   WITH:
                               97,842
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        97,842
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.4%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 Pages

-------------------------                          ----------------------------
  CUSIP No. 127382-10-9         SCHEDULE 13G        Page  6  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADVAL LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    87,935
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               87,935
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        87,935
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.4%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 Pages

------------------------                            ---------------------------
  CUSIP No. 127382-10-9          SCHEDULE 13G        Page  7  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADWEST LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    97,842
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
    PERSON            7.       SOLE DISPOSITIVE POWER
     WITH:
                               97,842
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        97,842
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.4%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 Pages

-------------------------                           ---------------------------
  CUSIP No. 127382-10-9         SCHEDULE 13G         Page  8  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ADVENT INTERNATIONAL TECHNOLOGY FUND LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    32,916
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               32,916
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        32,916
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.2%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 Pages

-------------------------                           ---------------------------
  CUSIP No. 127382-10-9         SCHEDULE 13G         Page  9  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        HONG KONG VENTURE INVESTMENT TRUST
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        CAYMAN ISLANDS
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    54,766
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               54,766
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        54,766
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.3%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        OO
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 Pages

-------------------------                           ---------------------------
  CUSIP No. 127382-10-9         SCHEDULE 13G         Page  10  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        HKVIT MANAGEMENT LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    54,766
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               54,766
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        54,766
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.3%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 16 Pages

-------------------------                           ---------------------------
  CUSIP No. 127382-10-9         SCHEDULE 13G         Page  11  of  16  Pages
-------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        INTERNATIONAL NETWORK FUND LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                       (b) [ ]
-------------------------------------------------------------------------------
3.      SEC USE ONLY

-------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                      5.       SOLE VOTING POWER

  NUMBER OF                    372,326
   SHARES             ---------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING           ---------------------------------------------------------
   PERSON             7.       SOLE DISPOSITIVE POWER
    WITH:
                               372,326
                      ---------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER

                               NONE
-------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        372,326
-------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.7%
-------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        PN
===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 16 Pages

CUSIP NO. 127382-10-9                Schedule 13G                  Page 12 of 16

ITEM 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Cade Industries, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 2365 Woodlake Drive, Suite 1200, Okemos, MI 48864.

         The purpose of this amendment is to report certain changes in beneficial ownership that have occurred since the original filing of this statement.

ITEM 2.

         (a) (b) (c) This statement is being filed by the following entities:

         (1)  Advent International Corporation, a Delaware corporation;

         (2) Advent International Limited Partnership, a Delaware limited partnership;

         (3) HKVIT Management Limited Partnership, a Delaware limited partnership;

         (4)  ADVENTACT Limited Partnership, a Delaware limited partnership;

         (5)  Adhill Limited Partnership, a Delaware Limited Partnership;

         (6)  Adwest Limited Partnership, a Delaware limited partnership;

         (7)  Adval Limited Partnership, a Delaware limited partnership;

         (8) Advent International Technology Fund Limited Partnership, an Ontario, Canada limited partnership;

         (9)  Hong Kong Venture Investment Trust, a Cayman Islands Trust;

         (10) International Network Fund Limited Partnership; a Delaware limited partnership;

         The entities listed in subparagraphs (1) through (10) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(d) (e) This statement relates to the Common Stock, par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 127382-10-9.

CUSIP NO. 127382-10-9                 Schedule 13G                 Page 13 of 16



ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b).

ITEM 4.  OWNERSHIP.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1998) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).




                                                               Number of Shares  Percentage
                                                               ----------------  of Shares
Reporting Person                                               Common           Outstanding
----------------                                               ------           -----------

Adventact Limited Partnership (1)                              121,433             0.6%
Adhill Limited Partnership (1)                                  97,842             0.4%
Adwest Limited Partnership (1)                                  97,842             0.4%
Adval Limited Partnership (1)                                   87,935             0.4%
Advent International Technology
Fund Limited Partnership (1)                                    32,916             0.2%
                                                               -------             ----
Advent International Limited
Partnership (1)                                                437,968             2.0%
                                                               -------             ----
Hong Kong Venture Investment Trust (2)                          54,766             0.3%
                                                               -------             ----
HKVIT Management Limited
Partnership (2)                                                 54,766             0.3%
International Network Fund
Limited Partnership (3)                                        372,326             1.7%
                                                               -------             ----
Advent International Corporation                               865,060             4.0%
                                                               =======             ====

Total Ownership of Group                                       865,060             4.0%
                                                               =======             ====

         (1) Advent is the General Partner of AILP which in turn is the General Partner of the indicated reporting persons. As such, Advent has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of Advent and AILP derives from such power.

         (2) Advent is the General Partner of Management which serves as the trust manager of Hong Kong Venture Investment Trust. As such, Management has the power to vote and dispose of the securities of Hong Kong Venture Investment Trust. The beneficial ownership of Management and its General Partner derives from such power.

         (3) Advent is the General Partner of International Network Fund Limited Partnership ("INF"). As such, Advent has the sole power to vote and dispose of the securities of INF. The beneficial ownership of Advent derives from such power.

CUSIP NO. 127382-10-9                Schedule 13G                  Page 14 of 16


         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This statement is being filed to report the fact that each Reporting Person and the Reporting Persons as a group have ceased to be the beneficial owners of more than five percent of the class of securities.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.


(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

CUSIP NO. 127382-10-9                Schedule 13G                  Page 15 of 16



ITEM 10. CERTIFICATION.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 9, 1999

ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            -----------------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            -----------------------------------

ADHILL LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            -----------------------------------

ADVENTACT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            -----------------------------------

ADWEST LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy
                                            -----------------------------------

CUSIP NO. 127382-10-9                Schedule 13G                  Page 16 of 16




ADVENT INTERNATIONAL TECHNOLOGY FUND LIMITED PARTNERSHIP
By:     Advent International Limited Partnership,
        General Partner
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                      /s/ Janet L. Hennessy
                                            -----------------------------------


INTERNATIONAL NETWORK FUND LIMITED PARTNERSHIP
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy
        Vice President                      /s/ Janet L. Hennessy
                                            -----------------------------------

HONG KONG VENTURE INVESTMENT TRUST
By:     HKVIT Management Limited Partnership,
        Trust Manager
By:     Advent International Corporation,
        General Partner
By:     Janet Hennessy
        Vice President                      /s/ Janet L. Hennessy
                                            -----------------------------------